Wednesday, July 30, 2008

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 20 South Broad St. P.O. Box 555 Canfield, OH 44406 330-533-3341 330-533-0451 (FAX) Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP. REPORTS EARNINGS
FOR SECOND QUARTER 2008

CANFIELD, Ohio (July 30, 2008) – Farmers National Banc Corp. (OTC BB: FMNB), today reported net income for the three months ended June 30, 2008 of $1.534 million an increase of 1.0% from the $1.520 million earned for the second quarter of 2007. The net income for this quarter includes a non-cash charge for an other-than temporary impairment of securities.

Basic and diluted earnings per share were $0.12 for the current quarter, compared to $0.12 in the prior year second quarter. For the first six months of 2008, net income was $3.258 million or $0.25 per diluted share, compared to $3.329 million or $0.26 per diluted share for the same period in 2007. Annualized returns on average assets and average equity are .80% and 8.73% respectively, compared to .83% and 8.91% for the same time period in the prior year.

The non-cash after tax charge for other-than-temporary impairment of securities is directly related to $2.2 million of Fannie Mae Series F preferred stock that we hold in our Securities portfolio. This Government Sponsored Enterprise (GSE) continues to be under significant public scrutiny and speculation regarding Fannie Mae’s capital adequacy to weather this current real estate mortgage loan crisis. Due to this sudden drop in value and uncertainty of future market conditions surrounding Fannie Mae, management has determined that this decrease is other-than-temporary and felt it is prudent to recognize the non-cash after-tax charge of $363 thousand in the second quarter of 2008.

The company’s total assets ended the second quarter of 2008 at $824.513 million, compared to $795.856 million in total assets recorded at June 30, 2007, and $798.236 million in assets as of the end of 2007. Net loans, which represent 61% of total assets, were $504.027 million at June 30, 2008, a net decrease of $2.606 million compared to the $506.633 million in net loans reported on June 30, 2007, and $4.620 million less than the $508.647 million in net loans reported at the year-end 2007.

Commenting on these results, Frank L. Paden, President & CEO said, “Our earnings performance in the second quarter in 2008 improved over what we reported during this same quarter in 2007. For the first six months of 2008, our increases in net interest income and decreases in operating expenses give us optimism for the remainder of 2008. Despite the challenging banking environment, I am pleased with the momentum that we have created with these positive results delivered so far in 2008. Management has remained focused on the fundamentals of revenue growth and costs containment to improve on the revenue stream for the corporation. Our industry continues to be under the scrutiny of the markets as loan losses continue to mount and adequate capital levels are being stressed at selected financial institutions. As we move into the second half of 2008, our management team plans to execute on various strategic initiatives that will help drive the growth and retention goals for our company and generate a greater return on value for our loyal shareholder base.”

Net Interest Income -— Net interest income was $6.393 million for the second quarter of 2008, an increase of $419 thousand, or 7.0% from $5.974 million in the second quarter of 2007. For the six months ended June 30, 2008, the net interest income increased $536 thousand, or 4.6%, from the same period last year. The increase in net interest income was attributed to a higher net interest margin in conjunction with the Company’s growth in earning assets. As of June 30, 2008, the annualized net interest margin on a fully taxable equivalent basis was 3.44%, compared to 3.33% at this time period in 2007. The improvement was related to the declining interest rate environment, which produced a greater decrease in the cost of interest bearing liabilities than the yield on earning assets.

Non-Interest Income -— Supplementing the increase in revenue from net interest income was an increase in non-interest income. Excluding the pre-tax non-cash impairment charge of $551 thousand, non-interest income was $1.195 million in the second quarter of 2008, compared to $1.140 million in the second quarter in 2007, an increase of 4.8%.

For the six-month period ended June 30, 2008, non-interest income was $2.039 million compared to $2.737 million reported for the first six months in 2007. In addition to the impairment charge, the change in non-interest income includes an increase in income on bank-owned life insurance of $255 thousand offset by a decrease in security gains. Security gains were $194 thousand in 2008 compared to $552 thousand in 2007

Operating Expenses -— On a year-to-date basis, non-interest expenses totaled $10.101 million, a decrease of $188 thousand, or 1.8% from $10.289 million at June 30, 2007. Non-interest expenses totaled $5.095 million for the second quarter of 2008, which compares to $5.171 million for the second quarter of 2007. The decreases of non-interest expenses are attributable to the reduction in salary expense and health insurance premiums. Management has continued to find ways to contain costs in these areas as staffing levels have been adjusted and changes initiated in the employee health insurance plan.

Asset Quality -— As of June 30, 2008, non-performing loans were $2.879 million or .57% of total loans, compared to $2.567 million or .50% of total loans at this same time in 2007. On June 30, 2008, the ratio of the allowance for loan losses (ALLL) to non-performing loans was 191%, compared to 218% in June 2007. The provision for loan losses was $100 thousand for the second quarter of 2008 and $210 thousand for the first six months of this year, compared to $55 thousand for the second quarter of 2007 and $115 thousand for the first six months of last year. Net charge-offs increased $52 thousand during the quarter ended June 30, 2008 compared to the same quarter last year. For the six months ending June 30, 2008, net-charge offs were $182 thousand, compared to $116 thousand in the same six-month period in 2007. The annualized net charge off/average loan ratio for the period ending June 30, 2008 is .07%, compared to .04% at this same time in 2007.

Consistent with generally accepted accounting principles and regulatory guidelines, the company uses a systematic methodology to estimate its allowance for loan losses. The methodology takes into consideration not only charge-offs but also the quality of the company’s loans and the types and amounts of loans comprising the loan portfolio, while considering adjustments and estimates based on various environmental factors. Based on this evaluation for adequacy, management believes that the allowance for loan losses as of June 30, 2008 was adequate and reflects probable incurred losses in the portfolio. As of June 30, 2008, the ALLL/total loan ratio was 1.08% compared to 1.09% at this same time in 2007.

Equity and Stock Buyback -— During this past quarter, the Board of Directors decreased the quarterly cash dividend from $0.16 per share to $0.12 per share. On June 10, 2008, Farmers National Banc Corp. reauthorized the Stock Repurchase Program under which it may repurchase up to approximately 638,000 shares, or 4.9% of its outstanding common stock over a twelve-month period. During the previous program, the Corporation was able to repurchase 306,035 common shares from the period June 2007 to June 2008.

Farmers National Banc Corp. is the bank holding company for the Farmers National Bank of Canfield. Farmers operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

Among the important factors that could cause actual results to differ materially are asset quality, interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.

Farmers National Banc Corp. and Subsidiary
Consolidated Financial Highlights
(Amounts in thousands, except per share data)
Consolidated Statements of Income	For the Three Months Ended		For the Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Total interest income	$11,347	$11,332	$22,545	$22,403
Total interest expense	4,954	5,358	10,318	10,712

Net interest income	6,393	5,974	12,227	11,691
Provision for loan losses	100	55	210	115
Other income	644	1,140	2,039	2,737
Other expense	5,095	5,171	10,101	10,289

Income before income taxes	1,842	1,888	3,955	4,024
Income taxes	308	368	697	695

Net income	$1,534	$1,520	$3,258	$3,329

Basic and diluted earnings per share	$0.12	$0.12	$0.25	$0.26
Cash dividends	1,570	2,083	3,648	4,169
Cash dividends per share	0.12	0.16	0.28	0.32
Book value per share	5.58	5.65	5.58	5.65
Consolidated Statements of Financial Condition		June 30, 2008	June 30, 2007
Assets
Cash and cash equivalents		$27,059	$21,484
Securities available for sale		253,533	237,959
Loans		509,514	512,226
Less allowance for loan losses		5,487	5,593

Net Loans		504,027	506,633

Other assets		39,894	29,780

Total Assets		$824,513	$795,856

Liabilities and Stockholders' Equity
Deposits		$633,846	$588,326
Other interest-bearing liabilities		113,428	129,291
Other liabilities		3,952	4,497

Total liabilities		751,226	722,114
Stockholders' Equity:		73,287	73,742

Total Liabilities and Stockholders' Equity		$824,513	$795,856

Period-end shares outstanding		13,145	13,046
Ratios
Return on Average Assets (Annualized)		0.80%	0.83%
Return on Average Equity (Annualized)		8.73	8.91
Efficiency Ratio (Year-to-date on a tax		64.55	69.64
equivalent basis)
Capital to Asset Ratio		8.89	9.27
Dividends to Net Income (Year-to-date)		111.97	125.23
Loans to Assets		61.80	64.36
Net Loans to Deposits		79.52	86.11
Allowance for Loan Losses to Total Loans		1.08	1.09
Non-performing Loans to Total Loans		0.57	0.50
Unaudited